CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 2-96219 on Form N-1A of our report dated August 26, 2009, relating to the financial statements and financial highlights of BlackRock International Value Fund (the “Fund”), one of the funds constituting BlackRock International Value Trust, appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2009. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

October 27, 2009